   June 20, 2014

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 9, 2013 regarding the sale of shares of Class A, Class C and Class I shares of the Dearborn Partners Rising Dividend Fund, a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

GODFREY & KAHN, S.C.

11578098.1